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Exhibit 10.7

CONFORMED COPY

PRECISION CASTPARTS CORP.

SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM—
LEVEL ONE PLAN

1998 Restatement

January 1, 1998

(As Amended by Amendment No. 3)

Precision Castparts Corp. an Oregon corporation 4650 SW Macadam, Suite 240 Portland, OR 97201	Company

STOEL RIVES LLP
Attorneys

STANDARD INSURANCE CENTER
900 SW FIFTH AVENUE, SUITE 2600
PORTLAND, OREGON 97204-1268
 Telephone (503) 224-3380
 Fax (503) 220-2480

PRECISION CASTPARTS CORP.

SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM—
LEVEL ONE PLAN

1998 Restatement

January 1, 1998

(As Amended by Amendment No. 3)

        Precision Castparts Corp., an Oregon corporation (the Company) adopted this Program effective February 1, 1989 to provide supplemental retirement benefits for certain key employees as an incentive for them to develop careers with the Company and to perform with a degree of excellence that will promote the best interests of the Company. The Program is divided into two plans, the Level One Plan, which this Restatement constitutes, and a second plan called the Precision Castparts Corp. Supplemental Executive Retirement Program—Level Two Plan (SERP—Level Two). The Company adopts the following Restatement of the Supplemental Executive Retirement Program—Level One Plan (the Plan) effective as of January 1, 1998 to enhance benefits and to make technical, administrative and editorial changes.

1.     Eligibility and Participation

          1.1    Eligible Employees.    Participation shall be limited to a select group of designated key employees of the Company and of its United States Affiliates. "Affiliate" means a corporation or other business that is more than 50 percent owned by the Company.

          1.2    Selection of Participants.

            1.2-1 Participants shall be selected initially by the Compensation Committee of the Board of Directors of the Company (the Committee). The chief executive officer of the Company may recommend additional participants for approval by the Compensation Committee. A key employee may be selected for participation at any time. The Committee may also remove a participant from the Plan on a prospective basis, with or without cause. The Administrator for the Plan appointed by the Committee shall notify the participant in writing within 30 days after Committee action establishing the removal. The effective date of removal shall be the date of adoption of the Committee action.

            1.2-2 Subject to 1.4, following any removal under 1.2-1, the following shall apply:

              (a)   The removal, in itself, shall not cause an immediate forfeiture of benefits.

              (b)   No further Years of Benefit Service shall be counted following the date of removal.

              (c)   The amounts described in 2.1-5(a) and (b) shall not change after removal, but the amounts described in 2.1-5(c) may change due to further accruals or other increases in the Retirement Plan Benefit and Primary Social Security Benefit.

              (d)   A removed participant who continues to be employed by the Company or an Affiliate shall not earn additional Years of Eligibility Service needed to qualify for retirement under Section 2 below and shall not qualify for accelerated vesting under 2.4 on change of control occurring after removal from participation.

              (e)   The pre-retirement spousal death benefit if applicable under 4.3 shall end 30 days after notice of removal is given under 1.2-1.

              (f)    If the participant is married at removal and remains married until the benefit start date, the Company-paid survivor annuity under 2.1-2, as well as any election under 3.2-2 to increase the survivor annuity from 50% to 100%, shall continue to apply. If the participant is married at removal and is unmarried or married to a different spouse at the benefit start date, the Company-paid survivor annuity under 2.1-2 shall not apply. If the participant is unmarried at removal but becomes married prior to the benefit start date, the Company-paid survivor annuity under 2.1-2 shall not apply, but the participant may elect within 30 days after marriage an actuarially equivalent spousal survivor annuity at 50% or 100% determined with reference to the otherwise payable normal benefit for the participant's life only.

            1.2-3    Credit for Pre-Acquisition Service and Pay.    "Acquisition" means an asset or stock purchase by the Company or an Affiliate of an unaffiliated business. Pre-acquisition service, pay or both may be credited as follows:

              (a)   Credit may be granted by the Committee in the process of enrollment of executives.

              (b)   After enrollment, credit can be granted by the Company's chief executive officer except that credit for the chief executive officer may be granted only by the Committee.

              (c)   The terms on which credit is granted shall be stated in writing and communicated to the affected executive.

          1.3    Enrollment.    When selected, the key employee shall be notified and given a Statement of Participation signed by the Company. The key employee shall enroll for participation by completing the Statement of Participation, including all required benefit elections, signing it and returning it to the Administrator. The Statement of Participation shall be effective on the date signed by the key employee.

          1.4    Transfer to Level Two.

            1.4-1 If a participant in this Plan becomes a participant under SERP—Level Two, the benefit obligations under this Plan shall be transferred to SERP- Level Two as follows:

              (a)   The monthly benefit shall be calculated as described in 1.4-2.

              (b)   If the participant is married upon transfer and remains married until the benefit start date, an election under 3.2-2 to provide for a surviving spouse 100% contingent annuity shall continue to apply to the transferred benefit obligations.

              (c)   The Company-paid survivor annuity under 2.1-2 shall continue to apply only if the participant is married on the transfer date and remains married until the benefit start date. If the participant is not married on the transfer date and is married on the benefit start date, or if the participant is married on the transfer date and is married to a different spouse on the benefit start date, the Company-paid survivor annuity under 2.1-2 shall not apply.

            1.4-2 The benefit following the transfer will be the greater of the following:

              (a)   The benefit determined under the SERP—Level Two formula counting covered service and pay for the periods of coverage under SERP—Level One and SERP—Level Two.

              (b)   The grandfathered SERP—Level One benefit, calculated as follows:

                (1)   The benefit target shall be determined under 2.1-5(a) and (b) based on covered service and pay as of the date of transfer.

                (2)   The offset portion under 2.1-5(c) may change after the date of transfer due to further accruals or other increases in the Retirement Plan Benefit and Primary

        Social Security Benefit. In determining the offset for the Retirement Plan Benefit, the monthly benefit shall be calculated based on the following form of benefit:

      —
      If the participant is unmarried on the transfer date, or if the participant is married on the transfer date but is married to a different spouse on the benefit start date, in a straight life annuity.

      —
      If the participant is married upon transfer and remains married until the benefit start date, in a contingent annuity with half payments continued to the spouse for the period of coverage under SERP—Level One and in a straight life annuity for the period of coverage under SERP—Level Two.

2.     Supplemental Benefits

          2.1    Normal Retirement Benefit

            2.1-1 Subject to 2.1-2, 2.1-3 and 2.1-6, the basic supplemental benefit on normal retirement with 20 Years of Benefit Service (YBS) shall be a monthly pension for life equal to 60 percent of Final Average Pay (FAP) minus the Retirement Plan Benefit (RPB) and the Primary Social Security Benefit (PSSB).

            2.1-2 For a participant who is married at the time retirement benefit payments start, the benefit shall include a survivor annuity for the participant's spouse under which after the participant's death, ongoing benefits shall be paid to the participant's surviving spouse for life at a monthly rate equal to half the monthly rate paid to the participant. The married participant's normal retirement benefit shall not be reduced to provide for this survivor annuity. As provided in 3.2-2, a married participant may elect to have the surviving spouse's survivor annuity increased to provide for continuation of benefits in full after the participant's death, in which case the participant's normal retirement benefit shall be reduced on an actuarially equivalent basis to provide for the increase in the survivor annuity amount. The survivor annuity, if applicable, shall only be payable to the spouse to whom the participant is married on the benefit starting date. Actuarial equivalency shall be determined based on the assumptions applicable to determining comparable annuity benefits under the Retirement Plan. Before a participant's death, a spouse has no enforceable right under this provision. After a surviving spouse starts benefits under this provision, the cash-out provisions in 3.2-6 and 6.2 shall apply.

            2.1-3 The basic supplemental benefit for any participant who is a Five Percent Shareholder of the Company shall be half the amount otherwise provided under 2.1-1 and related provisions. If a participant stops being a Five Percent Shareholder, the foregoing restriction shall not apply to additional benefits for Benefit Service after the Five Percent Shareholder status ends. A participant shall be considered a Five Percent Shareholder if:

              (a)   The person owns, directly or indirectly, securities of the Company representing 5 percent or more of the combined voting power of the Company's then outstanding securities, and

              (b)   The person has owned securities meeting the requirements of (a) for 20 or more years while an employee of the Company.

            2.1-4 For a participant with less than 20 Years of Benefit Service at normal retirement, the 60 percent factor in 2.1-1 shall be reduced by 1/20th for each year less than 20. The benefit for each Year of Benefit Service over 20 shall be one-half of one percent (.5 percent) of Final Average Pay, minus any portion of the Retirement Plan Benefit and Primary Social Security Benefit that exceeds the basic benefit under 2.1-1 for the first 20 Years of Benefit Service. The benefit for a partial year at the end of a participant's period of service shall be prorated based on the number of months in which the participant performs services during the year.

            2.1-5 The basic supplemental benefit can be expressed as follows:

              (a)   (60% of FAP) ((YBS up to 20)/20)

PLUS

              (b)   (.5% of FAP) (YBS over 20)

MINUS

              (c)   (RPB + PSSB)

            2.1-6 If a participant has a period of Benefit Service transferred to this Plan from SERP—Level Two, an election under 3.2-2 of SERP—Level Two shall continue to apply to the transferred benefit obligations as provided in this Plan.

          2.2    Definitions

            2.2-1 "Final Average Pay" means the participant's average monthly compensation in the highest three calendar years of compensation out of five consecutive calendar years of employment during a period of Eligibility Service by the Company or an Affiliate. Years separated by a period of one or more calendar years when the participant has no such employment shall be treated as consecutive. Additional compensation paid at retirement or other termination of employment, such as for periods of unused vacation or sick leave, shall be attributed to calendar years by assuming that employment continued during the period based on which the compensation is measured. Severance pay shall be disregarded, except severance pay in lieu of service.

            2.2-2 "Compensation" shall be determined as follows:

              (a)   Total direct pay reportable on Form W-2 under Internal Revenue Code section 3401(a), disregarding limitations based on the nature or location of employment, shall be counted, subject to the following provisions:

                (1)   Bonuses shall be included in full.

                (2)   Commissions and cost-of-living allowances shall be excluded.

                (3)   Any reimbursements or other expense allowances, fringe benefits, moving expenses, severance or disability pay and other deferred compensation (other than as specified in (b) below) and welfare benefits shall be excluded.

                (4)   Gains realized from the exercise of nonqualified stock options shall be excluded.

              (b)   Total direct pay shall be determined without reduction by elective deferral of otherwise currently taxable compensation under any qualified cash or deferred arrangement under Internal Revenue Code section 401(k), any elective welfare benefit arrangement under Internal Revenue Code section 125 or a non-qualified deferred compensation plan.

              (c)   During periods of reduced compensation because of such causes as illness, disability or leave of absence, compensation shall be figured at the last regular rate before the start of the period.

            2.2-3 "Primary Social Security Benefit" means the primary insurance amount estimated for the participant on retirement at or after age 65 under the federal Social Security Act determined as follows:

              (a)   The amount may be estimated from the regular pay rate under rules established by the Administrator assuming a standard pay progression over a full working career.

              (b)   The amount shall not be changed by amendments to the Social Security Act or cost-of-living index adjustments after the participant's actual termination date or age 65, whichever is first.

              (c)   If a participant retires early, the Primary Social Security Benefit shall be the amount that would be received at age 65 assuming level earnings at the participant's final rate of pay and no change in the Social Security Act.

            2.2-4 "Retirement Plan Benefit" means the sum of the following amounts:

              (a)   The monthly benefit (excluding any Prior Profit Sharing Plan Benefit) under the Precision Castparts Corp. Retirement Plan (the Retirement Plan) for the participant upon normal retirement at age 65 in the form determined under 2.2-5.

              (b)   The monthly benefit for the participant under any defined benefit pension plan other than the Retirement Plan from service counted for benefits under this Plan as well as any service following removal from participation, and disregarding any benefit derived from rollovers to such plan derived from a source other than employer contributions relating to the period of service counted for benefits under this Plan. The benefit shall be expressed as a normal retirement benefit at age 65 in the form determined under 2.2-5 using the actuarial equivalency factors applicable under that plan. If benefits are provided for a participant under the foregoing sentences with respect to more than one plan, all such benefits shall be combined.

              (c)   The monthly benefit for the participant under a defined contribution retirement plan relating to service counted for benefits under this Plan as well as any service following removal from participation, and disregarding any benefit derived from employee pre-tax or employee after-tax contributions to such plan or rollovers to such plan derived from a source other than employer contributions relating to the period of service counted for benefits under this Plan. The amount of the benefit shall be based on each employer contribution for the participant with respect to the relevant period of service, with the contributions carried forward at an interest rate of eight percent. The actual rate of return in the plan and any interim distributions or withdrawals shall be disregarded. The resulting benefit shall be expressed as a normal retirement benefit at age 65 in the form determined under 2.2-5 using the actuarial equivalency factors applicable to the Retirement Plan for determining equivalent benefits other than a lump sum. If benefits are provided for a participant under the foregoing sentences with respect to more than one plan, all such benefits shall be combined. If the defined contribution plan is a plan under which employer contributions are made to match, wholly or partly, employee pre-tax or after-tax contributions under the plan, then the offset for the defined contribution plan shall be calculated assuming the employee's account has been credited with the maximum matching contributions the employee could have had credited by making employee contributions (without regard to any operational limitations imposed by discrimination testing), carried forward at an interest rate of eight percent.

            2.2-5 In determining the Retirement Plan Benefit under 2.2-4, the monthly benefit shall be calculated based on the following form of benefit:

              (a)   For a participant who is married when benefit payments start under this Plan, in a contingent annuity with half payments continued to the spouse.

              (b)   For a participant who is unmarried when benefit payments start under this Plan, in a straight life annuity.

            2.2-6 "Normal Retirement" means retirement under the Retirement Plan at or after age 65 with 10 Years of Eligibility Service.

            2.2-7 Subject to 1.2, "Year of Benefit Service" means a period of 12 months based on the anniversary of the date the employee first performs an hour of service as an employee of the Company or an Affiliate. No service for a business before the date it becomes an Affiliate shall be counted as Benefit Service except as provided in 1.2-3. Except for periods of disability as described below, periods of employment other than as a regular full-time employee shall be disregarded and service credit shall be reduced accordingly. If a person becomes totally and permanently disabled while a participant accruing Benefit Service and qualifies for disability income payments under Social Security, the participant shall continue to accrue Years of Benefit Service during disability up to age 65 or earlier retirement if:

              (a)   The disability was directly related to and arose from the participant's employment, or

              (b)   The participant had 10 Years of Eligibility Service before the disability occurred.

            2.2-8 "Years of Eligibility Service" means Years of Benefit Service as defined in 2.2-7 plus Years of Service (as defined in the Retirement Plan), if any, approved by the Committee performed for a business before the date it became an Affiliate.

          2.3    Early Retirement Benefit

            2.3-1 An early retirement supplemental benefit shall be payable for a participant who terminates employment before normal retirement but after age 55 with at least 10 Years of Eligibility Service. The benefit shall be the normal retirement basic supplemental benefit, as adjusted under 2.1-4, if applicable, and reduced as described in 2.3-2 by 6 percent for each year by which the early retirement date precedes the date the participant would have first qualified for normal retirement as defined in 2.2. The reduction for partial years shall be prorated monthly, based on calendar months with a partial month at the beginning or end of the period disregarded if the affected portion of the month is less than 15 days.

            2.3-2 The early retirement reduction described in 2.3-1 shall be applied after calculating a participant's benefit as for normal retirement, based on service and compensation to actual retirement, as follows:

      (a)
      (60% of FAP) ((YBS up to 20)/20)
      + (.5% of FAP) (YBS over 20)-(RPB + PSSB)

TIMES

      (b)
      (1-.06(65-age at actual retirement))

            2.3-3 No benefit shall be paid with respect to a participant whose employment terminates before early retirement except under 2.4 or 4.

            2.3-4 A participant may not elect to defer the start of early retirement benefits.

          2.4    Accelerated Vested Benefit.    Subject to 2.5, an accelerated vested benefit shall be payable for a participant whose employment is terminated by the Company if the termination occurs both within two years following a Change in Control of the Company as defined in 10 and before the participant qualifies for normal or early retirement. The benefit shall be a lump sum payment as of the first day of the month after termination of employment. The amount shall be the actuarially determined present value of the participant's basic supplemental benefit on normal retirement, based on Final Average Pay and Years of Benefit Service as of the date of termination, and using the interest rate and mortality table specified under 6.1. No cash-out value shall be attributed to any spousal survivor benefit for a participant. If a participant qualifies for payment of a benefit under this provision, but dies before payment of the benefit, the benefit shall be paid to the participant's spouse under 4.4 if applicable, or to the participant's estate if 4.4 is not applicable. A change in ownership of an affiliate of the Company that does not occur as part of a Change in Control of the Company, shall not trigger this section 2.4.

          2.5    Forfeiture of Benefit

            2.5-1 No benefit (other than a spouse's death benefit under 4, if applicable) shall be payable with respect to a participant who terminates employment, regardless of cause, before qualifying for a normal retirement benefit, an early retirement benefit or an accelerated vested benefit or to any participant whose employment is terminated for misconduct during employment. Moreover, no normal or early retirement benefit or spouse's death benefit shall be payable with respect to any participant who, after termination, engages in competition with the Company or an Affiliate, as determined by the Committee in accordance with 2.5-3.

            2.5-2 "Misconduct during employment" means:

              (a)   Committing a fraudulent or otherwise dishonest act related to employment;

              (b)   Making an unauthorized disclosure of confidential information related to the Company or Affiliate if the information was obtained during employment; or

              (c)   Engaging in competition while employed. Competition is defined in 2.5-3(a) and (b).

            2.5-3 "Competition" means doing either of the following within three years after termination of employment:

              (a)   Making an unauthorized disclosure of confidential information related to the Company or any Affiliate if the information was obtained during employment; or

              (b)   Engaging either as an employee, partner, proprietor or otherwise, in a business in competition with the Company or any Affiliate in the manufacture or sale of investment castings or any other business conducted by the Company or an Affiliate at any time during the participant's period of employment. No forfeiture or absence of a forfeiture shall constitute a waiver of or bar any other remedy that may be available to the Company or an Affiliate under applicable law on account of the misconduct or competition.

          2.6    Deferred Retirement Benefit.    If a participant's employment with the Company or an Affiliate continues past age 65, Years of Benefit Service shall continue to accrue and Final Average Pay shall be adjusted to actual retirement. The benefit shall be based on the regular formula for normal retirement, and no actuarial adjustment shall be made for starting benefits after age 65.

          2.7    Accruals During Disability.

            2.7-1 "Disability" means a condition that makes a person eligible for disability income payments under Social Security for total, permanent disability.

            2.7-2 A participant who terminates covered employment on account of disability shall continue to accrue Service for Eligibility and Benefits while disabled until retirement or earlier recovery from disability if either of the following applies:

              (a)   The disability was directly related to the participant's employment.

              (b)   The participant had at least 10 Years of Eligibility Service before the disability occurred.

            2.7-3 A disabled participant shall be retired at normal retirement date and may retire at early retirement date if eligible. Benefits shall be determined on the basis of Benefit Years, Final Average Pay (calculated as if pay rate was frozen at the date of disability), Primary Social Security Benefit and Retirement Plan Benefit at retirement.

3.     Payment of Benefits

          3.1    Start of Benefits.    Benefits shall start with the month that begins after termination of employment, in the case of normal, deferred, accelerated vested or early retirement benefits, and with the month that begins after the participant's death in the case of a spouse's death benefit under 4.1 through 4.3. The benefit starting date shall be as of the first day of the first month for which benefits are paid under this provision. Benefit payments shall be made by the end of the month to which they apply in accordance with the Company's regular payroll processing schedule.

          3.2    Form of Benefit

            3.2-1 For a participant who is unmarried at the benefit starting date, the normal form for payment of benefits shall be a monthly annuity for the life of the participant. For a participant who is married at the benefit starting date, the normal form of benefit shall include a survivor annuity for the participant's spouse as provided in 2.1-2.

            3.2-2 A married participant may elect under 3.2-4 to receive a reduced monthly benefit for life in order to have payments continued to the participant's surviving spouse in full (rather than at one-half as provided in 2.1-2).

            3.2-3 The reduction under 3.2-2 in the participant's monthly benefit shall be the actuarial equivalent of the increase selected for the spouse's survivor benefit. Actuarial equivalency shall be determined with reference to the otherwise payable normal benefit and shall be based on the assumptions applicable to determining comparable benefits under the Retirement Plan.

            3.2-4 Subject to 3.2-6, a benefit election under 3.2-2 may be made upon enrollment in this Plan or within 30 days following the marriage of a participant that occurs before the participant's benefit starting date under 3.1 or at any other time that is more than 12 months before the participant's benefit starting date under 3.1. The election shall be by written notice mailed or delivered to the Administrator. An election under 3.2-2 shall no longer be effective if the participant and spouse do not stay married throughout the period from the election date to the benefit starting date or if the participant revokes the election at least 12 months before the benefit starting date or elects to receive a lump-sum payment under 3.2-6(a), (b) or (c), if applicable.

            3.2-5 Accelerated vested benefits under 2.4 shall be paid in a lump sum.

            3.2-6 A participant may elect to receive benefits in the form of an actuarially equivalent lump sum, as follows:

              (a)   The election to receive benefits in a lump sum may be made in writing on a form prescribed by the Administrator. Except as provided in (b) and (c) below, the election must be delivered to the Administrator at least 12 months before the participant's benefit starting date under 3.1. If a participant makes a lump-sum election designed to qualify under this clause but has a benefit starting date before 12 months have passed, that election shall be void, but the participant may elect a reduced lump sum by submitting an election under (b) or (c) below.

              (b)   A reduced lump-sum payment of an entire benefit may be irrevocably elected during the 12-month period before the benefit starting date. The reduced lump-sum payment amount shall be calculated as provided in 3.2-7, and then reduced by 10 percent.

              (c)   Subject to 6.4, a reduced lump-sum payment of the remaining portion of a benefit in pay status may be irrevocably elected by a participant or surviving spouse any time after the benefit starting date, except as provided below. The payment shall be made as soon as practicable after the election is received by the Administrator. The reduced lump-sum payment amount shall be calculated as provided in 3.2-7, and then reduced by 10 percent. If a participant starts benefits when married, a later election to receive a lump-sum benefit may not apply to the spouse's contingent survivorship benefit if made after the participant and spouse have divorced unless authorized by the divorce decree or other court order. If such a divorce has occurred and a participant elects to receive a reduced lump-sum benefit under this provision without such authorization, the reduced lump-sum benefit shall be calculated with reference only to monthly amounts otherwise payable to the participant and shall not affect the spouse's contingent survivorship benefit.

              (d)   A lump-sum election shall apply to the participant's entire benefit, regardless of whether the service to which the participant's benefit relates is performed before or after the election is made. Partial lump-sum payment elections shall not be allowed except as provided in (c) above.

              (e)   A lump-sum election under (a) above may not be revoked, but it may be replaced by a spousal annuity election after a later marriage as described in (f) below. If that happens, but the spousal annuity election becomes void under 3.2-4 because the marriage ends before the benefit starting date under 3.1, the applicable benefit form shall automatically change to the normal form for payment of benefits under 3.2-1 and the participant shall have a new opportunity to make a lump-sum election if the 12-month lead time requirement under (a) above is met.

              (f)    A participant who has made a lump-sum election under (a) above and then becomes married may elect to change the applicable benefit form to an actuarially equivalent contingent annuity with payment continued to the participant's spouse in full as described in 3.2-2 or at one-half as described in 2.1-2. An election under this clause may not be made later than 12 months before the benefit starting date.

              (g)   A participant's election to receive a lump-sum payment under (a), (b) or (c) above shall constitute an irrevocable agreement by the participant to return the amount received if the electing participant engages in competition under 2.5-3 within three years after termination of employment or the date of the election if later. The amount to be returned shall be the full amount distributed plus interest at 7 percent per annum minus the monthly amounts that would have been paid to the participant in the normal benefit form up to the date the competition began.

            3.2-7 If a lump-sum payment election under 3.2-6 applies to a participant's benefit, the following shall apply:

              (a)   Subject to (b) below and 3.2-6(c), the amount of the lump-sum payment shall be based on the basic supplemental benefit on normal retirement under 2.1 using Final

      Average Pay and Years of Benefit Service and other pertinent benefit formula factors as of the benefit starting date under 3.1. For a benefit starting date before normal retirement, the 6 percent adjustment factor in 2.3 shall apply. The resulting monthly retirement benefit shall then be converted to an actuarially equivalent present value including the interest rate and mortality assumptions specified in 6.1.

              (b)   For a participant who is married on the benefit starting date, the amount of the lump-sum payment shall include the Company-paid survivor annuity at 50 percent under 2.1-2. If a participant is unmarried on the benefit starting date, in determining the lump-sum payment no value will be attributed to the Company-paid survivor annuity under 2.1-2 even if the participant had been married for some of the time while the lump sum election is in effect.

              (c)   A lump-sum payment shall constitute complete satisfaction of the benefit obligation under the Plan to the participant, and the Plan's postretirement death benefit provisions shall not apply. However, the payback obligation under 3.2-6(g) above shall remain in effect.

              (d)   If participant dies before starting to receive benefits with a lump-sum payment election in effect and a surviving spouse qualifies for preretirement death benefits under 4.2 and 4.3, the surviving spouse benefit shall be the actuarially equivalent value of the remaining portion of the benefit calculated under 4.3(b), payable in a lump sum. If the participant is unmarried on the date of death, there is no preretirement death benefit and 4.3 shall not apply. The actuarial equivalency shall be determined in a manner consistent with (a) above.

4.     Death Benefits for Spouse

          4.1   Subject to 2.5, if a participant dies after starting to receive benefits, or dies after retiring under 2.2-6 or 2.3-1 but before starting benefits under 3.1, a death benefit shall be paid only as provided under the spouse's survivor benefit form. A spouse's post-retirement death benefit shall only be paid to the spouse to whom the participant was married on the participant's benefit starting date, even if the participant is married to another spouse on the date of death.

          4.2   Except as provided in 4.3 and 4.4, if a participant dies before starting to receive benefits or qualifying under 4.1, no benefit shall be paid. The surviving spouse benefits under 4.3 and 4.4 shall only be payable if the participant and spouse are legally married on the date of death.

          4.3   Subject to 1.2-2(e), 3.2-7(d) and 4.2, the surviving spouse of a participant who dies while employed in covered employment after accruing 10 Years of Eligibility Service, or whose death while so employed is directly related to the participant's employment, shall receive a death benefit as follows:

              (a)   The benefit shall be a monthly payment for the surviving spouse's life, starting on the first day of the month after the participant's death.

              (b)   Subject to (c), the benefit shall be one-half of the amount determined as though the participant had retired on the date of death with benefits payable to the surviving spouse under the survivor annuity in Plan Section 2.1-2. In determining the amount of the benefit, the participant's actual Years of Benefit Service, Final Average Pay, and Primary Social Security Benefit shall be used. The Retirement Plan Benefit described in Plan Section 2.2-4(a) will include the actuarial value of any subsidy provided to actual preretirement death benefits that commence prior to age 55. Early retirement adjustment factors as described in Section 2.3-2(b) shall apply. On death before age 55, the participant shall be assumed to be age 55 in determining the early retirement adjustment factor.

              (c)   If a participant elected under 3.2-2 to have payments continued to the surviving spouse in full, then the amount under (b) shall be determined using that benefit form.

          4.4   If a participant dies after qualifying for an accelerated vested benefit under 2.4 but before the date under 3.1 for payment of the benefit, the surviving spouse shall receive the participant's accelerated vested benefit in a lump sum on the date the payment otherwise would have been made to the participant. If actual payment is delayed until after the date under 3.1 for payment of the benefit to the surviving spouse under this provision, the benefit shall be paid to the spouse as soon as practicable, or to the surviving spouse's estate if the surviving spouse has died before the actual payment date. If a participant dies after qualifying for an accelerated vested benefit under 2.4 but before the date under 3.1 for payment of the benefit, and there is no surviving spouse, no benefit shall be paid under this provision.

5.     No Advance Funding

        Benefits shall be paid from the general assets of the Company. The Company may, but shall not be required to set aside funds in advance for payment of benefits under the Plan. Even if funds are set aside, that shall not cause this to be a funded employee benefit plan. Participants' rights under this Plan shall be only as general creditors of the Company.

6.     Amendment and Termination

          6.1    Regular Procedure.    Subject to 6.3, the Board of Directors of the Company may amend or terminate this Plan on the first day of any month by notice to the participants, but may not revoke any participant's benefits (a) without adequate compensation or (b) after the occurrence of a Change in Control of the Company. If the Board of Directors decides to revoke benefits for some or all participants, the benefits of all affected participants shall be revoked in exchange for adequate compensation, and such participants shall have no right to defer receipt of such compensation. No cashout value shall be attributed to any spousal survivor benefit for a participant who has not already retired and commenced benefits or to the cash-out benefit payment option for any participant regardless of retirement status. Subject to 6.2, the value of an unvested benefit shall be zero. "Adequate compensation" shall be determined based on the actuarially equivalent present value of the accrued straight life normal retirement (age 65) benefit as of the plan termination date, using the following mortality and interest rate assumptions:

              (i)  The mortality table shall be the RP2000 Healthy Annuitant mortality tables (100 percent male for retirees and 100 percent female for spouses) projected to 2010 by scale AA.

             (ii)  The interest rate for each year shall be determined by using the 24-month average of the Moody's Long-Term Corporate Bond Yield composite index, ending with the November of the preceding year, less 110 basis points. Each year's interest rate shall remain in effect for distributions that occur at any time during the year.

          6.2    Total Plan Termination or Reduction in Benefit Accrual Rate.    In the event of a total termination, the benefits of all participants shall be fully vested immediately to the extent then accrued, and the participant shall receive adequate compensation as described in 6.1 above. If ongoing benefit accruals are slowed or stopped, the following shall apply:

              (a)   Automatic vesting shall not apply.

              (b)   Participants who remain employed by the Company or an Affiliate shall continue to accrue Eligibility Service and shall become vested upon reaching age 55 and 10 Years of Eligibility Service.

              (c)   The amounts described in 2.1-5(a) and (b) shall be adjusted under the new accrual rate, or shall be frozen if accruals are stopped, but shall not be reduced. The amounts described in 2.1-5(c) may change as described in 1.2-2(c).

          6.3    Technical, Editorial or Operational Changes.    The chief executive officer of the Company may amend the Plan to make technical, editorial or operational changes on advice of counsel to comply with applicable law or to simplify or clarify the Plan. The Committee is also authorized to adopt changes under this provision, and shall be the only authorized party to adopt such a change if it affects the benefit of the chief executive officer without having the same effect on substantially all other similarly situated participants. The chief executive officer and the Committee may each delegate amendment authority under this provision to one or more executive officers of the Company, except that no officer to whom authority is delegated may adopt an a change if it affects the benefit of that officer without having the same effect on substantially all other similarly situated participants. For example, if applicable tax laws, regulations, revenue rulings or revenue procedures would require a participant to report taxable income due to a benefit under this Plan before the benefit is payable to the participant, the Plan may be amended under this provision to prevent such premature taxation. The Company, the Committee, the chief executive officer and their employees, officers, agents and others acting on their behalf shall not have any liability to any Plan participant or beneficiary with respect to such premature taxation, regardless of whether or not an amendment has been made under this provision.

7.     Not Contract of Employment

        This Plan shall not be a contract of employment between the Company or an Affiliate and any participant. No participant may object to termination of the Plan under paragraph 6 above. The Plan shall not prevent the Company or an Affiliate from discharging any participant from employment at any time.

8.     Claims Procedure

          8.1    Filing Procedure.    Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request to the Administrator who shall respond in writing as soon as practicable. Verbal claims must be confirmed in writing by the claimant within a reasonable time. If no written confirmation is received within two weeks of a verbal claim, the Administrator may state the claim in writing communicated to the claimant and then proceed on that basis.

          8.2    Notice of Denial.    If the claim or request is denied, the written notice of denial shall state:

              (a)   The reasons for the denial, with specific reference to the Plan provisions on which the denial is based;

              (b)   A description of any additional material or information required and an explanation of why it is necessary; and

              (c)   An explanation of the Plan's claim review procedure.

          8.3    Review Procedure.    Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice in writing to the Administrator, who shall inform the Committee. The original decision shall be reviewed by the Committee, which may, but shall not be required to, grant the claimant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.

          8.4    Decision on Review.    The decision on review shall ordinarily be made within 60 days. If an extension of time is required for a hearing or other special circumstance, the claimant shall be so notified and the time shall be 120 days. The decision shall be expressed in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

9.     General Provisions

          9.1   If suit or action is instituted to enforce any rights under the Plan, the prevailing party may recover from the other party reasonable attorneys' fees at trial and on any appeal.

          9.2   Any notice under this Plan shall be in writing and shall be effective when actually delivered or, if mailed, when deposited as registered or certified mail directed to the Company at the address stated in the Statement of Participation or to such other address as either party may specify by notice to the other party. Unless otherwise designated, notices to the Committee or the Administrator shall be sent to the address specified for the Company.

          9.3   The rights of a participant under this agreement are personal. Except for amounts owing to or claimed by the Company or an Affiliate and except for the limited provisions of 3.2 above, no interest of a participant or spouse or representative of a participant may be directly or indirectly transferred, encumbered, seized by legal process or in any other way subjected to the claims of any creditor.

          9.4   Following termination of employment, a participant shall not be an employee of the Company or an Affiliate for any purpose and payments under Section 3 shall not constitute salary or wages. A participant shall receive such payments as retirement benefits, not as compensation for performance of any substantial services.

          9.5   Except as provided in 9.3 above, this Plan shall be binding upon and inure to the benefit of the parties, their successors and assigns. If the Company or an Affiliate merges, consolidates or otherwise reorganizes, or its assets or business are acquired by another company, this Plan shall be binding upon the successor company and shall apply to any employment of participants by the successor company.

          9.6   This Plan shall be construed according to the laws of Oregon except as preempted by federal law.

          9.7   The Company may withhold from payments to a participant or surviving spouse any income tax or other amounts as required by law.

10.   Definition of Change in Control

        For purposes of this Plan, a "change in control of the Company" shall be deemed to have occurred if:

              (a)   Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the

      Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities;

              (b)   During any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of the Company (the Board), and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two—thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

              (c)   The stockholders of the Company approve a merger or consolidation of the Company with any other company, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 20 percent of the combined voting power of the Company's then outstanding securities; or

              (d)   The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

11.   Effective Date

        This Restatement shall be effective January 1, 1998, except that the changes in 2.2-4 shall be effective as of January 1, 1989, the Plan's initial effective date. The Company-provided spouse's survivor benefit under 2.1-2 shall be provided as follows:

              (a)   For a participant who had previously elected to receive benefits in a straight life annuity, the 50% spouse's survivor benefit is provided with no reduction of the participant's monthly benefit amount. If the participant was not married upon making the election, but is married on August 5, 1997, the participant may elect promptly after receiving written announcement of this Restatement to have the Company-provided spouse's survivor benefit supplemented with an additional 50% spouse's survivor benefit (with a related actuarial reduction in the participant's benefit), resulting in a 100% spouse's survivor benefit. Actuarial equivalency shall be determined in a manner consistent with 3.2-3.

              (b)   For a participant who had previously elected to reduce the monthly retirement benefit in order to provide the 50% spouse's survivor benefit, the participant may elect within 30 days of receiving written announcement of this Restatement either to receive the Company-provided spouse's survivor benefit to increase the spouse's survivor benefit to 100%, or to have the originally-selected 50% spouse's survivor benefit provided with no actuarial reduction. Actuarial equivalency shall be determined in a manner consistent with 3.2-3.

              (c)   For a participant who had previously elected to reduce the monthly retirement benefit in order to provide the 100% spouse's survivor benefit, the actuarial reduction of the participant's monthly benefit shall be based on the difference between the Company-provided spouse's survivor benefit and the 100% spouse's survivor benefit as selected. Actuarial equivalency shall be determined in a manner consistent with 3.2-3.

1998 RESTATEMENT EXECUTED AS FOLLOWS EFFECTIVE JANUARY 1, 1998:

Adopted: August 5, 1997
Company	PRECISION CASTPARTS CORP.
	By	W. C. McCORMICK
Executed: December 3, 1997

AMENDMENT NO. 1 EXECUTED AS FOLLOWS EFFECTIVE NOVEMBER 4, 1998:

Adopted: November 4, 1998
Company	PRECISION CASTPARTS CORP.
	By	WILLIAM D. LARSSON
Executed: November 11, 1998

AMENDMENT NO. 2 EXECUTED AS FOLLOWS GENERALLY EFFECTIVE JUNE 1, 2002:

Company	PRECISION CASTPARTS CORP.
	By	W. C. McCORMICK
Executed: June 5, 2002

AMENDMENT NO. 3 EXECUTED AS FOLLOWS EFFECTIVE NOVEMBER 12, 2002:

Adopted: November 12, 2002
Company	PRECISION CASTPARTS CORP.
	By:	W. D. LARSSON
Signature
W. D. LARSSON Type or print name
Date signed: November 18, 2002

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PRECISION CASTPARTS CORP. SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM— LEVEL ONE PLAN 1998 Restatement January 1, 1998
PRECISION CASTPARTS CORP. SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM— LEVEL ONE PLAN 1998 Restatement January 1, 1998